Exhibit 10.61
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 1, 2010 (the “Effective Date”), by and between FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation (the “Company”), and MICHAEL L. GRAVELLE (the “Employee”). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:
     1. Purpose. This Agreement amends and restates, in its entirety, the obligations of the parties under the agreement between the Company and the Employee, dated as of October 24, 2006, as amended by that certain Amended and Restated Employment Agreement dated as of July 2, 2008 and Amendment to Amended and Restated Employment Agreement dated as of October 30, 2009 (the “Prior Agreement”). The purpose of this Agreement is to recognize the Employee’s significant contributions to the overall financial performance and success of the Company and to provide a single, integrated document which shall provide the basis for the Employee’s continued employment by the Company.
     2. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company agrees to continue to employ the Employee to serve in an executive capacity as Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary. The Employee accepts such continued employment and agrees to undertake and discharge the duties, functions and responsibilities commensurate with the aforesaid position and such other duties, functions and responsibilities as may be prescribed from time to time by the Chief Executive Officer (the “CEO”) or the Executive Chairman of the Board of Directors of the Company. Except as expressly provided in Subsection 13(c), the Employee shall devote approximately half of his business time, attention and effort to the performance of his duties hereunder and, except has described below, shall not engage in any business, profession or occupation, for compensation or otherwise without the express written consent of the CEO, other than personal, personal investment, charitable, or civic activities or other matters that do not conflict with the Employee’s duties. The Company acknowledges and agrees that Employee is now and may continue to serve as an officer of Fidelity National Financial, Inc. and other non-competitor companies.
     3. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending on the third anniversary of the Effective Date or, if later, ending on the last day of any extension made pursuant to the next sentence, subject to prior termination as set forth in Section 8 (such term, including any extensions pursuant to the next sentence (the “Employment Term”). The Employment Term shall be extended automatically for one (1) additional year on the first anniversary of the Effective Date and for an additional year each anniversary thereafter unless and until either party gives written notice to the other not to extend the Employment Term before such extension would be effectuated. Notwithstanding any termination of the Employment Term or the Employee’s employment, the Employee and the Company agree that Sections 8 through 28 shall remain in effect until all parties’ obligations and benefits are satisfied thereunder.

     4. Salary. During the Employment Term, the Company shall pay the Employee a base salary at an annual rate, before deducting all applicable withholdings, of no less than $230,000 per year, payable at the time and in the manner dictated by the Company’s standard payroll policies. Such minimum annual base salary may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Compensation Committee of the Board of Directors (the “Committee”) to reflect, among other matters, cost of living increases and performance results (such annual base salary, including any increases pursuant to this Section 4, the “Annual Base Salary”).
     5. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and long-term incentive plans which the Company or an affiliate of the Company may from time to time make available to the Employee, the Employee shall be entitled to the following during the Employment Term:
(a)	the standard Company benefits enjoyed by provided by Company to executives with the same corporate title (i.e., Corporate Executive Vice President);

(b)	medical and other insurance coverage (for the Employee and any covered dependents) provided by the Company, which the Employee has not elected to receive as of the date hereof because he receives such insurance coverage from another employer;

(c)	eligibility to elect and purchase supplemental disability insurance sufficient to provide two-thirds of the Employee’s pre-disability Annual Base Salary, which the Employee has not elected to receive as of the date hereof because he receives such insurance coverage from another employer;

(d)	an annual incentive bonus opportunity under the Company’s annual incentive plan (“Annual Bonus Plan”) for each calendar year included in the Employment Term, with such opportunity to be earned based upon attainment of performance objectives established by the Committee (“Annual Bonus”). The Employee’s target Annual Bonus under the Annual Bonus Plan shall be no less than 100% of the Employee’s Annual Base Salary, with a maximum of up to 200% of the Employee’s Annual Base Salary (collectively, the target and maximum are referred to as the “Annual Bonus Opportunity”). The Employee’s Annual Bonus Opportunity may be periodically reviewed and increased (but not decreased without the Employee’s express written consent) at the discretion of the Committee. The Annual Bonus shall be paid no later than the March 15th first following the calendar year to which the Annual Bonus relates. Unless provided otherwise herein or the Committee determines otherwise, no Annual Bonus shall be paid to the Employee unless the Employee is employed by the Company, or an affiliate thereof, on the Annual Bonus payment date; and

(e)	participation in the Company’s equity incentive plans and all other benefits and incentive opportunities customarily provided by Company to executives with the same corporate title (i.e., Corporate Executive Vice President).

     6. Vacation. For and during each calendar year within the Employment Term, the Employee shall be entitled to reasonable paid vacation periods consistent with the Employee’s position and in accordance with the Company’s standard policies, or as the Committee may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company’s standard policies or as the Board of Directors (the “Board”) or the Committee may approve.
     7. Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses to the extent such reimbursement is permitted under the Company’s expense reimbursement policy.
     8. Termination of Employment. The Company or the Employee may terminate the Employee’s employment at any time and for any reason in accordance with Subsection 8(a) below. The Employment Term shall be deemed to have ended on the last day of the Employee’s employment. The Employment Term shall terminate automatically upon the Employee’s death.
(a)	Notice of Termination. Any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination (as defined herein) from one party to the other in accordance with the notice provisions contained in Section 25. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the Date of Termination (as that term is defined in Subsection 8(b)) and, with respect to a termination due to Disability (as that term is defined in Subsection 8(e)), Cause (as that term is defined in Subsection 8(d)), or Good Reason (as that term is defined in Subsection 8(f)), sets forth in reasonable detail the facts and circumstances that are alleged to provide a basis for such termination. A Notice of Termination from the Company shall specify whether the termination is with or without Cause or due to the Employee’s Disability. A Notice of Termination from the Employee shall specify whether the termination is with or without Good Reason.

(b)	Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the thirtieth (30th) day following the date the Notice of Termination is given) or the date of the Employee’s death. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Employee experiences a “separation of service” within the meaning of Code Section 409A (as defined in Section 28 of the Agreement), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination,” and all references herein to a “termination of employment” (or words of similar meaning) shall mean a “separation of service” within the meaning of Code Section 409A.

(c)	No Waiver. The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the party giving the

Notice of Termination when the notice was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.
(d)	Cause. For purposes of this Agreement, a termination for “Cause” means a termination of the Employee’s employment by the Company based upon the Employee’s: (i) persistent failure to perform duties consistent with a commercially reasonable standard of care (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (ii) willful neglect of duties (other than due to a physical or mental impairment or due to an action or inaction directed by the Company that would otherwise constitute Good Reason); (iii) conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty or moral turpitude; (iv) material breach of this Agreement; (v) material breach of the Company’s business policies, accounting practices or standards of ethics; or (vi) failure to materially cooperate with or impeding an investigation authorized by the Board. Provided, however, that the Employee shall have been given a thirty (30) day period following the receipt by the Employee of the Notice of Termination to cure any act or omission that constitutes Cause, if capable of cure, prior to termination.

(e)	Disability. For purposes of this Agreement, a termination based upon “Disability” means a termination by the Company based upon the Employee’s entitlement to long-term disability benefits under the Company’s long-term disability plan or policy, as the case may be, as in effect on the Date of Termination; provided, however, that if the Employee is not a participant in the Company’s long-term disability plan or policy on the Date of Termination, he shall still be considered terminated based upon Disability if he would have been entitled to benefits under the Company’s long-term disability plan or policy had he been a participant on his Date of Termination.

(f)	Good Reason. For purposes of this Agreement, a termination for “Good Reason” means a termination by Employee based upon the occurrence (without Employee’s express written consent) of any of the following:
(i)	a material adverse change in Employee’s position or title, or a material diminution in Employee’s managerial authority, duties or responsibilities or the conditions under which such duties or responsibilities are performed (e.g., a material reduction in the number or scope of department(s), functional group(s) or personnel over which Employee has managerial authority);

(ii)	a material adverse change in the position to whom Employee reports (e.g., CEO and Chairman), or a material diminution in the managerial authority, duties or responsibilities of the person in that position;

(iii)	a material change in the geographic location of Employee’s principal working location (currently, 601 Riverside Avenue, Jacksonville, Florida), which Company has determined to be a relocation of more than thirty-five (35) miles;

(iv)	a material diminution in Employee’s Annual Base Salary or Annual Bonus Opportunity; or

(v)	a material breach by Company of any of its obligations under this Agreement.
(g)	Notwithstanding the foregoing, Employee being placed on a paid leave for up to sixty (60) days pending a determination of whether there is a basis to terminate Employee for Cause shall not constitute Good Reason. Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless: (1) Employee gives Notice of Termination to Company specifying the condition or event relied upon for such termination within ninety (90) days of the initial existence of such event and (2) Company fails to cure the condition or event constituting Good Reason within thirty (30) days following receipt of Employee’s Notice of Termination.
     9. Obligations of the Company Upon Termination.
(a)	Termination by the Company for a Reason Other than Cause, Death or Disability and Termination by the Employee for Good Reason. If the Employee’s employment is terminated by: (1) the Company for any reason other than Cause, Death or Disability; or (2) the Employee for Good Reason:
(i)	the Company shall pay the Employee the following (collectively, the “Accrued Obligations”): (A) within five (5) business days after the Date of Termination, any earned but unpaid Annual Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments owed to the Employee for expenses incurred prior to the Date of Termination; and (C) no later than March 15th of the year in which the Date of Termination occurs, any earned but unpaid Annual Bonus payments relating to the calendar year prior to the year in which the Date of Termination occurs;

(ii)	the Company shall pay the Employee no later than March 15th of the calendar year following the year in which the Date of Termination occurs, a prorated Annual Bonus based upon the actual Annual Bonus that would have been earned by the Employee for the year in which the Date of Termination occurs (based upon the target Annual Bonus Opportunity in the year in which the Date of Termination occurred, or the prior year if no target Annual Bonus Opportunity has yet been determined, and the actual satisfaction of the applicable performance measures, but ignoring any requirement under the Annual Bonus plan that the Employee must be employed on the payment date) multiplied by the percentage of the calendar year completed before the Date of Termination;
(iii)	the Company shall pay the Employee, no later than the sixty-fifth (65th) calendar day after the Date of Termination, a lump-sum payment equal to 200% of the sum of: (A) the Employee’s Annual Base Salary in effect immediately prior to the Date of Termination (disregarding any reduction in Annual Base Salary to which the Employee did not expressly consent in writing); and (B) the highest Annual Bonus paid to the Employee by the Company within the three (3) years preceding his termination of employment or, if higher, the target Annual Bonus Opportunity in the year in which the Date of Termination occurs;

(iv)	all stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable, as the case may be, unless the equity incentive awards are based upon satisfaction of performance criteria (not based solely on the passage of time); in which case, they will only vest pursuant to their express terms, provided, however, that any such equity awards that are vested pursuant to this provision and that constitute a non-qualified deferred compensation arrangement within the meaning of Code Section 409A shall be paid or settled on the earliest date coinciding with or following the Date of Termination that does not result in a violation of or penalties under Section 409A; and

(v)	the Company shall provide the Employee with certain continued welfare benefits as follows:
(a)	Any life insurance coverage provided by the Company shall terminate at the same time as life insurance coverage would normally terminate for any other employee that terminates employment with the Company, and the Employee shall have the right to convert that life insurance coverage to an individual policy under the regular rules of the Company’s group policy. In addition, if the Employee is covered under or receives life insurance coverage provided by the Company on the Date of Termination, then within sixty-five (65) days after the Date of Termination, the Company shall pay the Employee a lump sum cash payment equal to thirty-six (36) monthly life insurance premiums based on the monthly premiums that would be due assuming that the Employee had converted his Company life insurance coverage that was in effect on the Notice of Termination into an individual policy.

(b)	As long as the Employee pays the full monthly premiums for COBRA coverage, the Company shall provide the Employee and, as applicable, the Employee’s eligible dependents with continued medical and dental coverage, on the same basis as provided to the Company’s active executives and their dependents until the earlier of: (i) three (3) years after the Date of Termination; or (ii) the date the Employee is first eligible for medical and dental coverage (without pre-existing condition limitations) with a subsequent employer. In addition, within sixty-five (65) days after the Date of Termination, the Company shall pay the Employee a lump sum cash payment equal to thirty-six (36) monthly medical and dental COBRA premiums based on the level of coverage in effect for the Employee (e.g., employee only or family coverage) on the Date of Termination.
(b)	Termination by the Company for Cause and by the Employee without Good Reason. If the Employee’s employment is terminated (i) by the Company for Cause or (ii) by the Employee without Good Reason, the Company’s only obligation under this Agreement shall be payment of any Accrued Obligations.

(c)	Termination due to Death or Disability. If the Employee’s employment is terminated due to death or Disability, the Company shall pay the Employee (or to the Employee’s estate or personal representative in the case of death), within sixty-five (65) days after the Date of Termination: (i) any Accrued Obligations. In addition, the Company shall pay to Employee (or to the Employee’s estate or personal representative in the case of death) no later than sixty-five (65) calendar days after the Date of Termination a prorated Annual Bonus based upon the target Annual Bonus opportunity in the year in which the Date of Termination occurred (or the prior year if no target Annual Bonus Opportunity has yet been determined) multiplied by the percentage of the calendar year completed before the Date of Termination, plus (ii) the unpaid portion of the Annual Base Salary for the remainder of the Employment Term.

(d)	Six-Month Delay. To the extent the Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six (6) month period after separation from service, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period, provided, however, that if the Employee dies following the Date of

Termination and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Code Section 409A, such payments, distributions or benefits shall be paid or provided to the personal representative of the Employee’s estate within 30 days after the date of Employee’s death.
     10. Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to the Employee or for Employee’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or its subsidiaries or the termination thereof (a “Payment” and, collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first. Notwithstanding the order of priority of reduction set forth above, the Employee may include in the Employee’s election for a Scaled Back Amount a change to the order of such Payment reduction. The Company shall follow such revised reduction order, if and only if, the Company, in its sole judgment, determines such change does not violate the provisions of Code Section 409A.
     11. Non-Delegation of the Employee’s Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.
     12. Confidential Information. The Employee acknowledges that he will occupy a position of trust and confidence and will have access to and learn substantial information about the Company and its affiliates and their operations that is confidential or not generally known in the industry including, without limitation, information that relates to purchasing, sales, customers, marketing, and the financial positions and financing arrangements of the Company and its affiliates. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company and/or its affiliates, as the case may be. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company’s or its affiliates’ methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company or any of its affiliates, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 12. Accordingly, the Employee agrees that during the Employment Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company and its affiliates.
     13. Non-Competition.
(a)	During Employment Term. The Employee agrees that, during the Employment Term, he will devote such business time, attention and energies reasonably necessary to the diligent and faithful performance of the services to the Company and its affiliates, and he will not engage in any way whatsoever, directly or indirectly, in any business that is a direct competitor with the Company’s or its affiliates’ principal business, nor solicit customers, suppliers or employees of the Company or affiliates on behalf of, or in any other manner work for or assist any business which is a direct competitor with the Company’s or its affiliates’ principal business. In addition, during the Employment Term, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

(b)	After Employment Term. The parties acknowledge that the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which the Company and its affiliates are engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by the Employee in that business after the Employment Term would severely injure the Company and its affiliates. Accordingly, for a period of one (1) year after the Employee’s employment terminates for any reason whatsoever, except as otherwise stated herein below, the Employee agrees: (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that directly competes with the Company or its affiliates in their principal products and markets; and (ii), on behalf of any such competitive firm or business, not to solicit any person or business that was at the time of such termination and remains a customer or prospective customer, a supplier or prospective supplier, or an employee of the Company or an affiliate. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Subsection 13(b) if the Employee’s employment is terminated by the Company without Cause.

(c)	Exclusion. Working, directly or indirectly, for any of the following entities shall not be considered competitive to the Company or its affiliates for the purpose of this Section 13: (i) Fidelity National Financial, Inc., its affiliates or their successors; (ii) Lender Processing Services, Inc., its affiliates or their successors; or (iii) the Company, its affiliates or their successors if this Agreement is assumed by a third party as contemplated in Section 21.

     14. Return of Company Documents. Upon termination of the Employment Term, the Employee shall return immediately to the Company all records and documents of or pertaining to the Company or its affiliates and shall not make or retain any copy or extract of any such record or document, or any other property of the Company or its affiliates.
     15. Improvements and Inventions. Any and all improvements or inventions that the Employee may make or participate in during the Employment Term, unless wholly unrelated to the business of the Company and its affiliates and not produced within the scope of the Employee’s employment hereunder, shall be the sole and exclusive property of the Company. The Employee shall, whenever requested by the Company, execute and deliver any and all documents that the Company deems appropriate in order to apply for and obtain patents or copyrights in improvements or inventions or in order to assign and/or convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents, copyrights or applications.
     16. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions, nor will money damages adequately compensate for such injury. Therefore, it is agreed between and hereby acknowledged by the parties that, in the event of a breach by the Employee of any of the obligations of this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. Nothing herein shall in any way limit or exclude any other right granted by law or equity to the Company.
     17. Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit under Section 9 (other than due to the Employee’s death), the Employee shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired; provided, however, that such release shall not apply to the Employee’s rights under the benefit plans and programs of the Company and its affiliates, which rights shall be determined in accordance with the terms of such plans and programs. With respect to any release required to receive payments owed pursuant to Section 9, the Company must provide the Employee with the form of release no later than seven (7) days after the Date of Termination and the release must be signed by the Employee and returned to the Company, unchanged, effective and irrevocable, no later than sixty (60) days after the Date of Termination.
     18. No Mitigation. The Company agrees that, if the Employee’s employment hereunder is terminated during the Employment Term, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Company hereunder. Further, the amount of any payment or benefit provided for hereunder (other than pursuant to Subsection 9(a)(v) hereof) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits or otherwise.

     19. Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter, including without limitation the Prior Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.
     20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any litigation pertaining to this Agreement shall be adjudicated in courts located in Duval County, Florida.
     21. Successors. This Agreement may not be assigned by the Employee. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the stock, business and/or assets of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption by a successor shall be a material breach of this Agreement. The Employee agrees and consents to any such assumption by a successor of the Company, as well as any assignment of this Agreement by the Company for that purpose. As used in this Agreement, “Company” shall mean the Company as herein before defined as well as any such successor that expressly assumes this Agreement or otherwise becomes bound by all of its terms and provisions by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors or assigns.
     22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     23. Attorneys’ Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable legal fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party no later than the end of the Employee’s tax year following the Employee’s tax year in which the payment amount becomes known and payable; provided, however, that following the Employee’s termination of employment with the Company, if any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to interpret or enforce any of the terms hereof, the Company shall pay (on an ongoing basis) to the Employee to the fullest extent permitted by law, all legal fees, court costs and litigation expenses reasonably incurred by the Employee or others on his behalf (such amounts collectively referred to as the “Reimbursed Amounts”); provided, further, that the Employee shall reimburse the Company for the Reimbursed Amounts if it is determined that a majority of the Employee’s claims or defenses were frivolous or without merit. Requests for payment of Reimbursed Amounts, together with all documents required by the Company to substantiate them, must be submitted to the Company no later than ninety (90) days after the expense was incurred. The Reimbursed Amounts shall be paid by the Company within ninety (90) days after receiving the request and all substantiating documents requested from the Employee. The payment of Reimbursed Amounts during the Employee’s tax year will not impact the Reimbursed Amounts for any other taxable year. The rights under this Section 23 shall survive the termination of employment and this Agreement until the expiration of the applicable statute of limitations.
     24. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.
     25. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three (3) days after being sent by United States Certified Mail, postage prepaid, with Return Receipt Requested, to the parties at their respective addresses set forth below:
          To the Company:
Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, FL 32204
Attention: Chief Executive Officer
          To the Employee:
Michael L. Gravelle
601 Riverside Ave
Jacksonville, FL 32204
     26. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.
     27. Tax Withholding. The Company or an affiliate may deduct from all compensation and benefits payable under this Agreement any taxes or withholdings the Company is required to deduct pursuant to state, federal or local laws.

     28. Code Section 409A. To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Code Section 409A”), provided that for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on the Employee as a result of Code Section 409A. Any provision that would cause the Agreement or any payment hereof to fail to satisfy Code Section 409A shall have no force or effect until amended in the least restrictive manner necessary to comply with Code Section 409A, which amendment may be retroactive to the extent permitted by Code Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Employee’s remaining lifetime. The Employee acknowledges that he has been advised to consult with an attorney and any other advisors of Employee’s choice prior to executing this Agreement, and the Employee further acknowledges that, in entering into this Agreement, he has not relied upon any representation or statement made by any agent or representative of Company or its affiliates that is not expressly set forth in this Agreement, including, without limitation, any representation with respect to the consequences or characterization (including for purpose of tax withholding and reporting) of the payment of any compensation or benefits hereunder under Section 409A of the Code and any similar sections of state tax law.
     IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By: Its:	/s/ Frank R. Martrie President and Chief Executive officer

MICHAEL L. GRAVELLE

/s/ Michael L. Gravelle

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